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                                                                    Exhibit 10.2

                                                                  Execution Copy




                            STOCK PURCHASE AGREEMENT


                                  by and among


                           PRICELINE.COM INCORPORATED,


                       GENERAL ATLANTIC PARTNERS 48, L.P.

                                       and

                         GAP COINVESTMENT PARTNERS, L.P.

                         ------------------------------

                              Dated: July 31, 1998

                         ------------------------------



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                                TABLE OF CONTENTS
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ARTICLE 1DEFINITIONS.....................................................................................1
         1.1      Definitions............................................................................1
         1.2      Accounting Terms; Financial Statements.................................................9
         1.3      Knowledge of the Company...............................................................9

ARTICLE 2PURCHASE AND SALE OF PREFERRED STOCK...........................................................10
         2.1      Purchase and Sale of Preferred Stock to the Purchasers................................10
         2.2      Certificate of Designation............................................................10
         2.3      Closing...............................................................................10
         2.4      Purchase Price Adjustment.............................................................10

ARTICLE 3REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................12
         3.1      Corporate Existence and Power.........................................................12
         3.2      Authorization; No Contravention.......................................................12
         3.3      Governmental Authorization; Third Party Consents......................................12
         3.4      Binding Effect........................................................................13
         3.5      Litigation............................................................................13
         3.6      Compliance with Laws..................................................................13
         3.7      Capitalization........................................................................14
         3.8      No Default or Breach; Contractual Obligations.........................................15
         3.9      Title to Properties...................................................................15
         3.10     FIRPTA................................................................................15
         3.11     Financial Statements..................................................................15
         3.12     Taxes.................................................................................16
         3.13     No Material Adverse Change; Ordinary Course of Business...............................16
         3.14     Investment Company....................................................................16
         3.15     Private Offering......................................................................17
         3.16     Labor Relations.......................................................................17
         3.17     Employee Benefit Plans................................................................17
         3.18     Title to Assets.......................................................................17
         3.19     Liabilities...........................................................................18
         3.20     Intellectual Property.................................................................18
         3.21     Year 2000 Compliance..................................................................20
         3.22     Network Redundancy and Computer Back-Up...............................................20
         3.23     Privacy of Customer Information.......................................................20
         3.24     Potential Conflicts of Interest.......................................................20
         3.25     Trade Relations.......................................................................21
         3.26     Outstanding Borrowing.................................................................21
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         3.27     Insurance.............................................................................21
         3.28     Environmental Matters.................................................................21
         3.29     Broker's, Finder's or Similar Fees....................................................22
         3.30     WAMP Assets...........................................................................22
         3.31     Breitenbach Agreement.................................................................22
         3.32     Affiliate Payments....................................................................22
         3.33     Employees.............................................................................22
         3.34     Financial Projections.................................................................22
         3.35     Disclosure............................................................................22

ARTICLE 4REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS...............................................23
         4.1      Existence and Power...................................................................23
         4.2      Authorization; No Contravention.......................................................23
         4.3      Governmental Authorization; Third Party Consents......................................23
         4.4      Binding Effect........................................................................23
         4.5      Purchase for Own Account..............................................................24
         4.6      Restricted Securities.................................................................25
         4.7      Broker's, Finder's or Similar Fees....................................................25
         4.8      Accredited Investor...................................................................25
         4.9      Litigation............................................................................25

ARTICLE 5CONDITIONS TO THE OBLIGATION OF THE PURCHASERS TO CLOSE........................................25
         5.1      Representations and Warranties........................................................26
         5.2      Compliance with this Agreement........................................................26
         5.3      Secretary's Certificate...............................................................26
         5.4      Officer's Certificate.................................................................26
         5.5      Filing of Certificate of Designation..................................................26
         5.6      Stockholders Agreement................................................................26
         5.7      Registration Rights Agreement.........................................................26
         5.8      Opinion of Counsel....................................................................27
         5.9      Purchased Shares......................................................................27
         5.10     Consents and Approvals................................................................27
         5.11     No Material Judgment or Order.........................................................27
         5.12     No Litigation.........................................................................27
         5.13     Incorporation of the Company..........................................................27
         5.14     Chief Executive Officer...............................................................28
         5.15     Side Agreement........................................................................28

ARTICLE 6CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE...........................................28
         6.1      Representation and Warranties.........................................................29
         6.2      Compliance with this Agreement........................................................29
         6.3      General Partners' Certificates........................................................29
         6.4      Stockholders Agreement................................................................29
         6.5      Registration Rights Agreement.........................................................29
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         6.6      Opinion of Purchasers' Counsel........................................................29
         6.7      No Material Judgment or Order.........................................................29
         6.8      Payment of Purchase Price.............................................................30
         6.9      Qualifications........................................................................30

ARTICLE 7INDEMNIFICATION................................................................................30
         7.1      Indemnification.......................................................................30
         7.2      Indemnification by Purchasers.........................................................31
         7.3      Seller's Limitation of Liability......................................................31
         7.4      Notification..........................................................................31
         7.5      Exclusivity of Remedies...............................................................32

ARTICLE 8AFFIRMATIVE COVENANTS..........................................................................33
         8.1      Preservation of Existence.............................................................33
         8.2      PriceLine Travel Reorganization.......................................................33
         8.3      Financial Statements and Other Information............................................33
         8.4      Annual Budget.........................................................................34
         8.5      Reservation of Common Stock...........................................................34
         8.6      Insurance.............................................................................34
         8.7      Books and Records.....................................................................35
         8.8      Back-Ups of Computer Software.........................................................35
         8.9      Personnel and Assets..................................................................35
         8.10     Breitenbach Agreement.................................................................35
         8.11     Stock Option Plan.....................................................................35

ARTICLE 9MISCELLANEOUS..................................................................................35
         9.1      Survival of Representations and Warranties............................................35
         9.2      Notices...............................................................................36
         9.3      Successors and Assigns; Third Party Beneficiaries.....................................37
         9.4      Amendment and Waiver..................................................................37
         9.5      Counterparts..........................................................................37
         9.6      Headings..............................................................................38
         9.7      GOVERNING LAW.........................................................................38
         9.8      Severability..........................................................................38
         9.9      Entire Agreement......................................................................38
         9.10     Fees..................................................................................38
         9.11     Publicity.............................................................................38
         9.12     Further Assurances....................................................................39
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                                        iv



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                                        v





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EXHIBITS

A-1      Certificate of Incorporation
A-2      By-laws
B        Form of Certificate of Designations
C        Form of Stockholders Agreement
D        Form of Registration Rights Agreement
E        Form of Opinion of Counsel to the Company
F        Form of Opinion of Counsel to the Purchasers
G        Braddock Term Sheet


SCHEDULES

2.1      Purchased Shares and Purchase Price
3.3      Governmental Authorizations; Third Party Consents
3.5      Litigation
3.7(a)   List of Stockholders and Capital Stock and Stock Equivalents.
3.8      Defaults or Breaches of Contractual Obligations; Contractual
         Obligations
3.13     Dividends and Distributions
3.17     Employee Benefit Plans
3.18     Title to Assets of the Company
3.20(a)(ii) Intellectual Property Owned by the Company or the Subsidiary and
         Applications therefor
3.20(a)(iii) Intellectual Property Licenses under which the Company or the
         Subsidiary is a Licensor or Licensee
3.20(a)(iv) Infringements of the Company or the Subsidiary
3.20(a)(v) Intellectual Property Litigation
3.20(b)  Infringement or Violations of Intellectual Property Rights
3.20(d)  License Agreements which require a Material Royalty Payment
3.22     Network Redundancy and Computer Back-up
3.24     Potential Conflicts of Interests
3.26     Outstanding Borrowing
3.27     Insurance

                                       vi
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                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT, dated July 31, 1998 (the "Agreement"), among priceline.com Incorporated, a Delaware corporation (the "Company"), General Atlantic Partners 48, L.P., a Delaware limited partnership ("GAP LP"), and GAP Coinvestment Partners, L.P., a New York limited partnership ("GAP Coinvestment" and, together with GAP LP, the "Purchasers").

                  WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to issue and sell to (a) GAP LP, for an aggregate purchase price of $17,600,000 (subject to adjustment as more specifically provided herein), an aggregate of 15,214,042 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the "Preferred Stock") and (b) GAP Coinvestment, for an aggregate purchase price of $2,400,000 (subject to adjustment as more specifically provided herein), an aggregate of 2,074,642 shares of Preferred Stock;

                  WHEREAS, each share of Preferred Stock is convertible (subject to adjustment) into one share of Common Stock; and

                  WHEREAS, the transactions contemplated by this Agreement and the Agreement of Merger, dated July 31, 1998, between priceline.com LLC and the Company constitute part of a single integrated transaction and are pursuant to a single integrated plan intended to qualify as a tax-free transaction under
Section 351 of the Internal Revenue Code of 1986, as amended.

                  NOW, THEREFORE, in consideration of the mutual covenants and agree ments set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

                  1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

                  "Adjusted Price Per Share" has the meaning set forth in
Section 2.4 of this Agreement.

                  "Affiliate" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. The following shall be deemed to be Affiliates of GAP LP: (a) GAP LLC, the members of GAP LLC and the limited partners of GAP LP; (b) any Affiliate of the limited partners of GAP LP; and (c) any limited liability company or partnership a majority of whose members or partners, as the case may be, are members of GAP LLC. GAP LP and GAP Coinvestment shall be deemed to be Affiliates of one another.

                  "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

                  "Assets" has the meaning set forth in Section 3.18 of this Agreement.

                  "Balance Sheets" has the meaning set forth in Section 3.11 hereto.

                  "Board of Directors" means the Board of Directors of the Company.

                  "Breitenbach Agreement" means the Employment Agreement dated January 1, 1998 among Paul Breitenbach, Jay Walker, WDC and the Company.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

                  "By-laws" means the by-laws of the Company in effect on the Closing Date substantially in the form attached hereto as Exhibit A-2, as the same may be amended from time to time.

                  "Capital Lease Obligations" of any Person shall mean, as of the date of determination, the obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP consistently applied.

                  "Certificate of Designations" means the Certificate of Designations with respect to the Preferred Stock adopted by the Board of Directors and filed with the Secretary of State of the State of Delaware on or before the Closing Date substantially in the form attached hereto as Exhibit B.

                  "Certificate of Incorporation" means the Certificate of Incorporation of the Company substantially in the form attached hereto as Exhibit A-1, as the same may be amended from time to time.

                  "Chief Executive Officer" has the meaning set forth in Section
5.15 of this Agreement.

                  "Claims" has the meaning set forth in Section 3.5 of this Agreement.

                  "Closing" has the meaning set forth in Section 2.3 of this Agreement.

                  "Closing Date" has the meaning set forth in Section 2.3 of this Agreement.

                  "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

                  "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

                  "Common Stock" means the common stock, par value $0.01 per share, of the Company.

                  "Company" has the meaning set forth in the recitals to this Agreement.

                  "Condition of the Company" means the assets, business, properties, operations or financial condition of the Company.

                  "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

                  "Contractual Obligations" means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

                  "Copyrights" means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

                  "Defined Benefit Plan" means a defined benefit plan within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, whether funded or unfunded, qualified or nonqualified (whether or not subject to ERISA or the Code).

                  "Election Notice" has the meaning set forth in Section 2.4 of this Agreement.

                  "Environmental Laws" means federal, state, local and foreign laws, principles of common law, civil law, regulations and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means any Person that is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

                  "Excess Option Shares" has the meaning set forth in Section
2.4 of this Agreement.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

                  "Excluded Issuances" means (a) the conditional future grant to Richard S. Braddock, as described in the term sheet dated July 17, 1998 attached hereto as Exhibit G, of a warrant to purchase three million shares of Common Stock, vesting upon the earlier to occur of (i) the Company achieving a public market capitalization of $750 million, and (ii) the Company earning pre-tax operating income of $70 million for a twelve month period occurring over four consecutive fiscal quarters, and (b) any performance-based warrants to purchase shares of Common Stock.

                  "Financial Statements" has the meaning set forth in Section
3.11 of this Agreement.

                  "GAAP" means generally accepted accounting principles in effect from time to time in the United States.

                  "GAP Coinvestment" has the meaning set forth in the recitals to this Agreement.

                  "GAP LLC" means General Atlantic Partners, LLC, a Delaware limited liability company and the general partner of GAP LP, and any successor to such entity.

                  "GAP LP" has the meaning set forth in the recitals to this Agreement.

                  "Grant Notice" has the meaning set forth in Section 2.4 hereto.

                  "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "Indebtedness" means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (f)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (h) any Contingent Obligation of such Person.

                  "Indemnified Party" has the respective meanings set forth in Sections 7.1 and 7.3 of this Agreement.

                  "Indemnifying Party" has the respective meanings set forth in Sections 7.1 and 7.3 of this Agreement.

                  "Initial Public Offering" means the initial public offering of the shares of Common Stock of the Company pursuant to an effective Registration Statement filed under the Securities Act.

                  "Intellectual Property" has the meaning set forth in Section
3.20 of this Agreement.

                  "International Carriers" means Scandinavian Airlines System, Denmark-Norway-Sweden, a Scandinavian consortium, Aer Lingus, Virgin Atlantic Airways, Ltd., Iberia Airlines, Malaysia Airlines and Icelandair.

                  "Internet Assets" means any internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

                  "Liabilities" has the meaning set forth in Section 3.19 of this Agreement.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences), including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

                  "OEM" has the meaning set forth in Section 3.5 hereto.

                  "Orders" has the meaning set forth in Section 3.2 of this Agreement.

                  "Omnibus Plan" has the meaning set forth in Section 8.11 hereto.

                  "Option Ceiling" has the meaning set forth in Section 2.4 of this Agreement.

                  "Patents" means any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

                  "Permitted Liens" means (i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, (ii) Liens for Taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and (iii) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, would not be reasonably expected to impair the ability of the Company to use the property or asset to which it relates in substantially the same manner as it was used on the Closing Date.

                  "Permits" has the meaning set forth in Section 3.6(b)(i) of this Agreement.

                  "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  "PISA" has the meaning set forth in Section 3.31 hereto.

                  "Plans" has the meaning set forth in Section 3.17 of this Agreement.

                  "Preferred Stock" has the meaning set forth in the recitals to this Agreement.

                  "Priceline LLC" means priceline.com LLC, a Delaware limited liability company.

                  "PriceLine Travel" means PriceLine Travel, Inc., a [Delaware] corporation.

                  "Purchased Shares" has the meaning set forth in Section 2.1 of this Agreement.

                  "Purchaser Indemnified Party" has the meaning set forth in
Section 7.2 hereto.

                  "Purchaser Indemnifying Party" has the meaning set forth in
Section 7.2 hereto.

                  "Purchasers" has the meaning set forth in the recitals to this Agreement.

                  "Registration Rights Agreement" means the Registration Rights Agreement substantially in the form attached hereto as Exhibit D.

                  "Registration Statement" means a registration statement filed pursuant to the Securities Act.

                  "Regulations" means the Treasury Regulations promulgated under the Code.

                  "Reimbursement Amount" has the meaning set forth in Section
2.4 of this Agreement.

                  "Requirements of Law" means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                  "Side Agreement" has the meaning set forth in Section 5.15 hereto.

                  "Side Parties" has the meaning set forth in Section 5.15 hereto.

                  "Software" means any computer software program, source code, object code, data and documentation, including, without limitation, any computer software programs that incorporate and run the Company's pricing models, formulae and algorithms.

                  "Statements of Operations and Capital" has the meaning set forth in Section 3.11 hereto.

                  "Stock Equivalents" means any security or obligation which is by its terms convertible into or exchangeable for shares of common stock or other capital stock or securities of the Company, and any option, warrant or other subscription or purchase right with respect to common stock or such other capital stock or securities.

                  "Stockholders" means Jay Walker and certain other stockholders of the Company.

                  "Stockholders Agreement" means the Stockholders Agreement substantially in the form attached hereto as Exhibit C.

                  "Subsidiary Date" has the meaning set forth in Section 5.15 hereto.

                  "Taxes" has the meaning set forth in Section 3.12 of this Agreement.

                  "Trade Secrets" means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

                  "Trademarks" means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

                  "Transaction Documents" means collectively, this Agreement, the Stockholders Agreement, the Registration Rights Agreement and the Side Agreement.

                  "WAMP" means Walker Asset Management Limited Partnership, a Connecticut limited partnership.

                  "WDC" means Walker Digital Corporation, a Delaware corporation.

                  1.2 Accounting Terms; Financial Statements. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice. The term "sound accounting practice" shall mean such accounting practice as, in the opinion of the independent certified public accountants regularly retained by the Company, conforms at the time to GAAP applied on a consistent basis except for changes with which such accountants concur.

                  1.3 Knowledge of the Company. All references to the knowledge of the Company shall mean knowledge of Jay Walker, Chairman of the Company, Jesse Fink, Chief Operating Officer of the Company, Paul E. Francis, Chief Financial Officer of the Company, Timothy Brier and any other officer who was present at the due diligence meeting with General Atlantic personnel held on Thursday, July 23, 1998.

                                    ARTICLE 2

                      PURCHASE AND SALE OF PREFERRED STOCK

                  2.1 Purchase and Sale of Preferred Stock to the Purchasers. Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees that it will purchase from the Company, on the Closing Date, the aggregate number of shares of Preferred Stock set forth opposite such Purchaser's name on Schedule
2.1 hereto, for the aggregate purchase price set forth opposite such Purchaser's name on Schedule 2.1 hereto (all of the shares of Preferred Stock being purchased by the Purchasers listed on Schedule 2.1 being referred to herein as the "Purchased Shares"), subject to the terms of Section 2.4 below. Immediately after the Closing, the Purchased Shares shall represent not less than 16.39% of the total number of shares of Common Stock outstanding on a fully diluted basis (including, without limitation, the grant and exercise of all options subject to the Company's stock option plans and assuming the conversion of all the Purchased Shares).

                  2.2 Certificate of Designation. The Purchased Shares shall have the preferences and rights set forth in the Certificate of Designations.


                  2.3 Closing. The closing of the sale and purchase of the Purchased Shares (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, no later than 4:00 p.m., New York time, on the date hereof, or at such other time, place and date that the Company and the Purchasers may agree in writing (the "Closing Date"). At the Closing, the Company shall deliver to each Purchaser a certificate representing the Purchased Shares being purchased by such Purchaser against delivery by such Purchaser to the Company of the aggregate purchase price therefor by wire transfer of immediately available funds.

                  2.4 Purchase Price Adjustment. The aggregate purchase price set forth on Schedule 2.1 hereto shall be subject to adjustment pursuant to this
Section 2.4. The Company has represented in Section 3.7(a) hereof that, as of the date hereof, options or warrants to purchase a total of 14,100,000 shares of Common Stock (the "Option Ceiling") have been granted by the Company, or are reserved for grant under the Company's existing stock option plans, as described in Schedule 3.7(a). Except for Excluded Issuances, if the Company at any time on or after the date of execution of this Agreement, but prior to the Initial Public Offering (a) grants to any of its employees, officers, directors or consultants shares of Common Stock (restricted or unrestricted) or options or warrants to purchase shares of Common Stock, including, without limitation, the issuance to Richard S. Braddock of a warrant to purchase 2,000,000 shares of Common Stock, vesting upon the earlier to occur of the Initial Public Offering and the issuance by the Company of at least $50 million of equity securities at a Company pre-money valuation of not less than $450 million, as described in the term sheet dated July 17, 1998 attached hereto as Exhibit G, in excess of the Option Ceiling or
(b) reserves for grant to any of its employees, officers, directors or consultants shares of Common Stock (restricted or unrestricted) or options to purchase shares of Common Stock in excess of the Option Ceiling by amending its existing stock option plans or creating any new stock option plans or employee benefit arrangements (other than such amendments, plans or arrangements that are in contemplation of the Initial Pubic Offering; provided that nothing is granted until after the Initial Public Offering) (in either case, such shares of Common Stock or shares of Common Stock issuable upon the exercise of options or warrants in excess of the Option Ceiling being referred to herein as the "Excess Option Shares"), then the Company shall reimburse each of the Purchasers an amount (each a "Reimbursement Amount") equal to the product of (a) the excess of
(i) $1.156826 or, if a Reimbursement Amount has previously been paid, the Adjusted Price Per Share (calculated as part of the immediately preceding Reimbursement Amount calculation), over (ii) a fraction (such fraction, the "Adjusted Price Per Share") (x) the numerator of which is $100 million and (y) the denominator of which is the sum of the number of shares of Common Stock outstanding immediately prior to the Closing on a fully diluted basis plus the aggregate number of Excess Option Shares, multiplied by (b) the aggregate number of Purchased Shares set forth opposite such Purchaser's name on Schedule 2.1 hereto. Within seven (7) days of the grant, reservation or creation of any Excess Option Shares, the Company shall send written notice thereof to each of the Purchasers (the "Grant Notice"). The Reimbursement Amounts shall be paid promptly, but not later than five (5) days following delivery of the Grant Notice by the Company, in shares of Preferred Stock. In paying the Reimbursement Amounts, the Company shall pay to each Purchaser the number of fully paid and non-assessable shares of Preferred Stock equal to the excess of (a) a fraction
(i) the numerator of which is the aggregate purchase price set forth opposite such Purchaser's name on Schedule 2.1 hereto and (ii) the denominator of which is the Adjusted Price Per Share, over (b) the aggregate number of Purchased Shares set forth opposite such Purchaser's name on Schedule 2.1 hereto. The Company shall make reimbursements any time additional Excess Option Shares are granted, reserved or created.


                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to the Purchasers as of the date hereof as follows:

                  3.1 Corporate Existence and Power. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is proposed to be, engaged; (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to do so would not have a material adverse effect on the Condition of the Company; and (d) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party. The Company has not received notice from any jurisdiction, other than those referred to in clause
(c) above, in writing or otherwise, that the Company is required to qualify as a foreign corporation therein, and the Company does not file any franchise, income or other tax returns in any other jurisdiction based upon its ownership or use of property therein or its derivation of income therefrom. The Company does not own or lease property in any jurisdiction other than its jurisdiction of incorporation and the jurisdictions referred to in clause (c) above.

                  3.2 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby (a) have been duly authorized by all necessary corporate or other comparable action of the Company; (b) do not contravene the terms of the Certificate of Incorporation or the By-laws; (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any material Contractual Obligation of the Company, or any material Requirement of Law applicable to the Company; and (d) do not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, "Orders") of any Governmental Authority against, or binding upon, the Company.

                  3.3 Governmental Authorization; Third Party Consents. Except as set forth in Schedule 3.3, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Purchased Shares) by, o enforcement against, the Company of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby.

                  3.4 Binding Effect. This Agreement and each of the other Transaction Documents have been duly executed and delivered by the Company, and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                  3.5 Litigation. Except as set forth on Schedule 3.5, (a) there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, "Claims") pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company, and (b) the Company has not received any notices or other communications, whether written or oral, (i) from any automobile dealership or airline that ha been participating in the Company's internet commerce system either (x) stating that such entity does not wish to participate in the Company's internet commerce system, or (y) threatening the Company with any type of Claim with respect to any Company solicitations, inquiries or other communications, or (z) stating that such entity has been notified by an original equipment manufacturer ("OEM") that such OEM does not wish for such entity to participate in the Company's internet commerce system, or (ii) fro any OEM that such OEM does not wish any of its automobile dealerships to participate in the Company's internet commerce system. No Order has been issued by any court or other Governmental Authority against the Company purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents.

                  3.6 Compliance with Laws.

                           (a) The Company is in compliance with all
Requirements of Law including, without limitation, any general consumer protection statutes and any state travel agent registration requirements, and all Orders issued by any court or Governmental Authority against the Company that are not expressly covered by any other representation or warranty of the Company set forth in Section 3 hereof in all respects, except to the extent that the failure to comply with such Requirements of Law or Orders would not have a material adverse effect on the Condition of the Company.

                           (b) (i) The Company has all material licenses,
permits and approvals of any Governmental Authority (collectively, "Permits") that are necessary for the conduct of the business of the Company; (ii) such Permits are in full force and effect; and (iii) no violations are or have been recorded in respect of any Permit.

                           (c) No material expenditure is presently required by
the Company to comply with any existing Requirement of Law or Order.

                  3.7 Capitalization.

                           (a) On the Closing Date, after giving effect to the
transactions contemplated by this Agreement, the authorized capital stock of the Company shall consist of (i) 150,000,000 shares of Common Stock, of which 74,409,902 shares are issued and outstanding and (ii) 30,000,000 shares of Preferred Stock, of which 17,288,684 shares are outstanding and issued to the Purchasers. Schedule 3.7(a) sets forth, as of the Closing Date, a true and complete list of (x) the stockholders of th Company (including any trust or escrow agent arrangement created in connection with any employee stock option plan) and, opposite the name of each stockholder, the amount of all outstanding capital stock and Stock Equivalents owned by such stockholder and (y) the holders of Stock Equivalents (other than the stockholders set forth in clause
(x) above) and, opposite the name of each such holder, the amount of all Stock Equivalents owned by such holder. As of the date of this Agreement, options or warrants to purchase a total of 14,100,000 shares of Common Stock have been granted, or are reserved for grant under the Company's existing stock option plans. The Company has reserved an aggregate of 17,288,684 shares of Common Stock for issuance upon conversion of the Purchased Shares. Except as set forth on Schedule 3.7(a), there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire (i) any authorized but unissued, unauthorized or treasury shares of the Company's capital stock, (ii) any Stock Equivalents or
(iii) other securities of the Company. The Purchased Shares are duly authorized, and when issued and sold to the Purchasers after payment therefor, will be validly issued, fully paid and non-assessable, and, subject to the truth and accuracy of each Purchaser's representations and warranties set forth in Section 4 hereof, will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws or pursuant to a valid exemption therefrom. The shares of Common Stock issuable upon conversion of the Purchased Shares are duly authorized and, when issued in compliance with the provisions of the Certificate of Incorporation and the Certificate of Designation, will be validly issued, fully paid and non-assessable. The issued and outstanding shares of Common Stock are all duly authorized, validly issued, fully paid and non-assessable, and wer issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws or pursuant to a valid exemption therefrom.

                           (b) The Company does not directly or indirectly own
and has not made any investment in any of the capital stock of, or any other proprietary interest in, any Person.

                  3.8 No Default or Breach; Contractual Obligations. Except as set forth in Schedule 3.8, the Company has not received written notice of any default under, or is in default under, any Contractual Obligation listed on
Schedule 3.8. Schedule 3.8 (a) lists all of the Contractual Obligations to which the Company is a party, whether written or oral, (i) which involve an amount in excess of $25,000, (ii) which the Company has entered into with any airline or airline reservation system or any automobile manufacturer, distributor or dealership, or (iii) which are otherwise material to the

Condition of the Company, (b) states opposite the name of each such Contractual Obligation the amount of inventory guaranteed or committed to the Company, if applicable, and (c) identifies with an asterisk each such Contractual Obligation that is oral. All such Contractual Obligations are valid, subsisting, in full force and effect and binding upon the Company and, to the knowledge of the Company, the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability, and the Company has paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder to the extent such payment, liabilities or obligations were due, or required performance, as applicable, from or by the Company. To the knowledge of the Company, no other party to any such Contractual Obligation is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

                  3.9 Title to Properties. The Company has good, record and marketable title in fee simple to, or holds interests in as lessee or sublessee under leases or subleases in full force and effect, all real property used in connection with its business or otherwise owned or leased or subleased by it, except for such defects in title and leasehold interests as would not, individually or in the aggregate, have a material adverse effect on the Condition of the Company, or a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents.

                  3.10 FIRPTA. The Company is not a "foreign person" within the meaning of Section 1445 of the Code.


                  3.11 Financial Statements. The Company has delivered to the Purchasers unaudited statements (i) of the financial condition of Priceline LLC as of December 31, 1997 and June 30, 1998 (collectively, the "Balance Sheets") and (ii) of operations and changes in members' capital for the one-year period ended December 31, 1997 and the six-month period ended June 30, 1998 (collectively, the "Statements of Operations and Capital," and, together with the Balance Sheets, the "Financial Statements"). Each of the Financial Statements has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for normal year-end adjustments and the omission of footnotes. Each of the Balance Sheets fairly presents the financial position of Priceline LLC as of the date thereof. Each of the Statements of Operations and Capital fairly presents, in all material respects, the results of operations and changes in members' capital, for the period then ended. The Financial Statements consist of all the financial statements of the Company since its inception.

                  3.12 Taxes. (a) The Company has paid all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income (hereinafter, "Taxes" or, individually, a "Tax") which have come due and are required to be paid by it through the date hereof, and all deficiencies or other additions to Tax, interest and penalties owed by it in connection with any such Taxes; (b) the Company has timely filed or caused to be filed all returns for Taxes that it is required to file on and through the date hereof (including all applicable extensions), and all such Tax returns are accurate and complete; (c) the Company has not received any notice of deficiency with respect to any Tax return and, to the knowledge of the Company, no audit is in progress with respect to any return for Taxes, no extension of time is in force with respect to any date on which any return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; (d) all liabilities for Taxes of the Company attributable to periods prior to or ending on the Closing Date have been provided for on the Financial Statements in accordance with GAAP; and (e) there are no Liens for Taxes on the assets of the Company except for Liens for current Taxes not yet due or with respect to Taxes being disputed in good faith by the Company.

                  3.13 No Material Adverse Change; Ordinary Course of Business. Since January 1, 1998, (a) there has not been any material adverse change nor, to the knowledge of the Company is any such material adverse change threatened, in the Condition of the Company, (b) the Company has not declared, paid or made any dividend or any distribution to its stockholders except as set forth on
Schedule 3.13 and (c) the Company has not increased the compensation of any of its officers or the rate of pay of any of its employees, except as part of regular compensation increases in the ordinary course of business.

                  3.14 Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  3.15 Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Purchased Shares. Subject in part to the truth and accuracy of each Purchaser's representations and warranties set forth in Section 4 hereof, no registration of the Purchased Shares, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, will be required by the offer, sale or issuance of the Purchased Shares. The Company agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Purchased Shares or any other securities of the Company so as to require the registration of the Purchased Shares pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless such Purchased Shares or other securities are so registered.

                  3.16 Labor Relations. (a) The Company is not engaged in any unfair labor practice; (b) there is (i) no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the knowledge of the Company, threatened against the Company, and (ii) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company; (c) the Company is not a party to any collective bargaining agreement; (d) there is no union representation question existing with respect to the employees of the Company, and (e) to the knowledge of the Company, no union organizing activities are taking place at any facility of the Company.

                  3.17 Employee Benefit Plans. Neither the Company nor any of its ERISA Affiliates has any actual or contingent, direct or indirect, liability in respect of any employee benefit plan or arrangement, including any plan subject to ERISA, other than to make contributions under or pay benefits pursuant to the plans listed on Schedule 3.17 (collectively, the "Plans"). All of the Plans are in material compliance with all applicable Requirements of Law. Except as set forth on Schedule 3.1 no Plan (a) is subject to Title IV of ERISA, or is otherwise a Defined Benefit Plan, or is a multiple employer plan (within the meaning of Section 413(c) of the Code); or (b) provides for post-retirement welfare benefits or a "parachute payment" (within the meaning of Section 280G(b) of the Code). The execution and delivery of this Agreement and each of the other Transaction Documents, the purchase and sale of the Purchased Shares and the consummation of the transactions contemplated hereby and thereby will not result in any prohibited transaction within the meaning of Section 406 of ERISA or
Section 4975 of the Code.

                  3.18 Title to Assets. Except as set forth on Schedule 3.18, the Company owns and has good, valid, and marketable title to all of its properties and assets used in its business and reflected as owned on the Financial Statements or so described in Schedule 3.18 (collectively, the "Assets"), in each case free and clear of all Liens other than Permitted Liens and Liens specifically described on the notes to the Financial Statements.

                  3.19 Liabilities. The Company does not have any direct or indirect obligation or liability (the "Liabilities") other than (a) Liabilities fully and adequately reflected or reserved against on the Financial Statements and (b) Liabilities incurred since July 1, 1997 in the ordinary course of business.


                  3.20 Intellectual Property.

                           (a) (i) The Company is the owner of, or has the
license or right to use, sell and license, all of the Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights (collectively, "Intellectual Property") that are used in connection with its business as presently conducted or contemplated in its business plan.

                           (ii) Schedule 3.20(a)(ii) sets forth all of the
Intellectual Property owned by the Company, and filings and applications for any of the above filed by the Company or WAMP. Except as set forth on Schedule 3.20(a)(ii), none of the Intellectual Property listed on Schedule 3.20(a)(ii) is subject to any outstanding Order, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company, threatened, whic challenges the validity, enforceability, use or ownership of any item of the Intellectual Property.

                           (iii) Schedule 3.20(a)(iii) sets forth all
Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which the Company is either a licensor, licensee or distributor, except such licenses, sublicenses and other agreements relating to off-the-shelf software which are commercially available on a retail basis and used solely on the computers of the Company. The Company has substantially performed all obligations imposed upon it thereunder, and the Company is not, and to the knowledge of the Company no other party thereto is, in breach of or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All of the Intellectual Property licenses listed on Schedule 3.20(a)(iii) are valid, enforceable and in full force and effect against the Company and, to the knowledge of the Company, against the other parties to such licenses, and will continue to be so on identica terms immediately following the Closing except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

                           (iv) To the knowledge of the Company, other than as
set forth on Schedule 3.20(a)(iv), none of the Intellectual Property currently sold or licensed by the Company to any Person or used by or licensed to the Company infringes upon or otherwise violates any Intellectual Property rights of others.

                           (v) Except as set forth on Schedule 3.20(a)(v), no
litigation is pending and no Claim has been received by the Company or, to the knowledge of the Company, is threatened, contesting the right of the Company to sell or license to any Person or use the Intellectual Property presently sold or licensed to such Person or used by the Company.

                           (b) Except as set forth on Schedule 3.20(b), to the
knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company.


                           (c) No former employer of any employee of the
Company, and no current or former client of any consultant of the Company, has made a claim against the Company or, to the knowledge of the Company, against any former employer of such employee or consultant, that such employee or such consultant is utilizing for the benefit of the Company Intellectual Property of such former employer or client.

                           (d) Except as set forth on Schedule 3.20(d), the
Company is not a party to or bound by, any license or other agreement requiring the payment of any material royalty payment, excluding such agreements relating to software licensed for use solely on the computers of the Company.


                           (e) To the knowledge of the Company, no employee of
the Company is in violation in any material respect of any Requirement of Law applicable to such employee, or any term of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with the Company.

                           (f) To the knowledge of the Company, none of the
Trade Secrets, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person not a party to a non-disclosure or confidentiality agreement with the Company other than employees, representatives and agents of the Company, except as required pursuant to the filing of a patent application by the Company.

                           (g) It is not necessary for the Company's business to
use any Intellectual Property owned by any director, officer, employee or consultant of the Company (or persons the Company presently intends to hire). At no time during the conception or reduction to practice of any of the Company's Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contractual Obligation with any third party that could adversely affect the Company's rights to its Intellectual Property.

                  3.21 Year 2000 Compliance. To the knowledge of the Company, the proprietary Software used by the Company will, and no material expenditure is required by the Company to make such Software, (a) accurately process date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output and performing calculations on dates or portions of dates; (b) function accurately and without interruption before, during and after January 1, 2000 without any change in operations associated with the advent of the new century; (c) respond to two (2) digit year date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; and (d) store and provide output of date information in ways that are unambiguous as to century.

                  3.22 Network Redundancy and Computer Back-Up. Except as set forth on Schedule 3.22.

                           (a) The server hardware and supporting equipment
(including communications equipment, terminals and hook-ups that interface with airline computer reservation systems) used in the Company's services network provide redundancy and meet industry standards relating to high availability; and

                           (b) The Company has made back-ups of all material
computer Software and databases utilized by it and maintain such Software and databases at a secure off-site location.

                  3.23 Privacy of Customer Information. The Company does not use any of the customer information it receives through its website in an unlawful manner or in a manner violative of the rights of privacy of its customers. The Company has reasonably adequate security measures in place to protect the customer information it receives through its website from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers. The Company represents to its customers that it keeps secure the customer information its receives through its website, but does not guarantee security.

                  3.24 Potential Conflicts of Interest. Except as set forth on
Schedule 3.24, no officer, director or stockholder of the Company, no spouse of any such officer, director or stockholder, and, to the knowledge of the Company, no relative of such spouse or of any such officer, director or stockholder and no Affiliate of any of the foregoing (a) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company has used, or that the Company will use, in the conduct of business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

                  3.25 Trade Relations. There exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company, or the business of the Company, with any customer or supplier or any group of customers or suppliers including, without limitation, Transworld Airlines, America West Airlines or any International Carrier, whose purchases or inventories provided to the Company's business are individually or in the aggregate material to the Condition of the Company, and there exists no present condition or state of fact or circumstances that would materially adversely affect the Condition of the Company or materially prevent the Company from conducting such business relationships or such business with any such customer, supplier or group of customers or suppliers in substantially the same manner as heretofore conducted by the Company.

                  3.26 Outstanding Borrowing. Schedule 3.26 sets forth (a) the amount of all Indebtedness of the Company as of the date hereof, (b) the Liens that relate to such Indebtedness and that encumber the Assets and (c) the name of each lender thereof.

                  3.27 Insurance. Schedule 3.27 lists all of the insurance policies held by or on behalf of the Company, with the effective date and coverage amounts indicated thereon. Such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect and covers all risks associated with the Company's business that are customarily insured against in the industry in such amounts as are customary in the industry. None of such policies will be affected by, or terminate or lapse by reason of, any transaction contemplated by this Agreement or any of the other Transaction Documents.

                  3.28 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of the Company, threatened against the Company pursuant to Environmental Laws which would reasonably be expected to result in a fine, penalty or other obligation, cost o expense that would have a material adverse affect on the Condition of the Company; and, to the knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans of or relating to the Company which may prevent compliance with, or which have given rise to or will give rise to liability under, Environmental Laws that would have a material adverse affect on the Condition of the Company.

                  3.29 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any action taken by any such Person.

                  3.30 WAMP Assets. WAMP owns no assets used by, or necessary for the conduct of business of, the Company.

                  3.31 Breitenbach Agreement. The option granted to Paul Breitenbach in Section 3(e) of the Breitenbach Agreement relates only to a potential business unit of WDC, not the Company.

                  3.32 Affiliate Payments. All payments made by the Company to WDC pursuant to the Purchase and Intercompany Services Agreement (the "PISA"), dated as of April 6, 1998, among WAMP, WDC, the Company and PriceLine Travel, for services provided by WDC are made on the same basis as if the Company were paying an unaffiliated third party for similar services pursuant to an arm's length transaction.

                  3.33 Employees. The Company employs, or contracts with consultants for, all personnel necessary for the operation of its business.


                  3.34 Financial Projections. The financial projections provided to the Purchasers by the Company regarding airline ticket sales were reasonably prepared based upon the best available information and the Financial Statements.


                  3.35 Disclosure.

                           (a) Material Adverse Effects. There is no fact known
to the Company, which the Company has not disclosed to the Purchasers either orally or in writing, which materially adversely affects, the Condition of the Company or the ability of the Company to perform its obligations under this Agreement, any of the other Transaction Documents or any document contemplated hereby or thereby.

                                    ARTICLE 4
                           REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASERS


                  Each of the Purchasers hereby represents and warrants (severally as to itself and not jointly) to the Company as follows:

                  4.1 Existence and Power. Such Purchaser (a) is a partnership duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite partnership power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

                  4.2 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement and each of the other Transaction

Documents to which it is a party and the transactions contemplated hereby and thereby, including, without limitation, the purchase of the Purchased Shares,
(a) have been duly authorized by all necessary partnership action, (b) do not contravene the terms of such Purchaser's organizational documents, or any amendment thereof, (c) do not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of such Purchaser, or any Requirement of Law applicable to such Purchaser and
(d) do not violate any Order of any Governmental Authority against, or binding upon, such Purchaser.

                  4.3 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares) by, or enforcement against, such Purchaser of this Agreement and each of the other Transaction Documents to which such Purchaser is a party or the transactions contemplated hereby and thereby.

                  4.4 Binding Effect. This Agreement and each of the other Transaction Documents to which such Purchaser is a party have been duly executed and delivered by such Purchaser and constitute the valid and binding obligations of such Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                  4.5 Purchase for Own Account. The Purchased Shares to be acquired by such Purchaser pursuant to this Agreement, and the Common Stock acquired upon conversion of the Preferred Stock, are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state. If such Purchaser should in the future decide to dispose of any of such Purchased Shares, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. Such Purchaser agrees to the imprinting, so long as required by law, of legends on certificates representing all of its Purchased Shares and shares of Common Stock issuable upon conversion of its Purchased Shares to the following effect:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY

         STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

         THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE STOCKHOLDERS AGREEMENT, DATED JULY 31, 1998, AMONG PRICELINE.COM INCORPORATED, GENERAL ATLANTIC PARTNERS 48, L.P., GAP COINVESTMENT PARTNERS, L.P. AND THE STOCKHOLDERS NAMED THEREIN. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS AGREEMENT. THE COMPANY WILL MAIL A COPY OF SUCH AGREEMENT, TOGETHER WITH A COPY OF THE EXPRESS TERMS OF THE SECURITIES AND THE OTHER CLASS OR CLASSES AND SERIES OF SHARES, IF ANY, WHICH THE COMPANY IS AUTHORIZED TO ISSUE, TO THE RECORD HOLDER OF THIS CERTIFICATE, WITHOUT CHARGE, WITHIN FIVE DAYS AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR.

                  4.6 Restricted Securities. Such Purchaser understands that the Purchased Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on such Purchaser's representations set forth herein. Such Purchaser represents that it is experienced in evaluating companies such a the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to suffer the total loss of its investment. Such Purchaser further represents that it has had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the offering and to obtain additional information to such Purchaser's satisfaction.

                  4.7 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by the Purchasers, in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchasers or any action taken by the Purchasers.

                  4.8 Accredited Investor. Each of the Purchasers is an "Accredited Investor" within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

                  4.9 Litigation. No action, suit, proceeding, claim, complaint, dispute, arbitration or investigation has been instituted or, to the knowledge of such Purchaser, is threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement or any of the other Transaction Documents. No Order has been issued by any court or other Governmental Authority against such Purchaser purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents.


                                    ARTICLE 5
                        CONDITIONS TO THE OBLIGATION OF
                             THE PURCHASES TO CLOSE
                        --------------------------------

                  The obligation of the Purchasers to purchase the Purchased Shares, to pay the purchase price therefor at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchasers of the following conditions on or before the Closing Date.

                  5.1 Representations and Warranties. The representations and warranties of the Company contained in Article 3 hereof shall be true and correct in all material respects at and on the Closing Date as if made at and on such date.

                  5.2 Compliance with this Agreement. The Company shall have performed and complied in all material respects with all of the agreements and conditions set forth herein that are required to be performed or complied with by the Company on or before the Closing Date.


                  5.3 Secretary's Certificate. The Purchasers shall have received a certificate from the Company, in form and substance reasonably satisfactory to the Purchasers, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying that the attached copies of the Certificate of Incorporation, the By-laws, the Certificate of Designation and resolutions of the Board of Directors approving this Agreement and each of the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect.

                  5.4 Officer's Certificate. The Purchasers shall have received a certificate from the Company, in form and substance reasonably satisfactory to the Purchasers, dated the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying that (a) the representations and warranties of the Company contained in Article 3 hereof are true and correct in all material respects on the Closing Date and (b) the Company has performed and complied in al material respects with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

                  5.5 Filing of Certificate of Designation. The Certificate of Designation shall have been duly filed by the Company with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware.

                  5.6 Stockholders Agreement. The Company and the Stockholders shall have duly executed and delivered the Stockholders Agreement, substantially in the form attached hereto as Exhibit C.

                  5.7 Registration Rights Agreement. The Company and the Stockholders shall have duly executed and delivered the Registration Rights Agreement, substantially in the form attached hereto as Exhibit D.

                  5.8 Opinion of Counsel. The Purchasers shall have received an opinion of Cummings & Lockwood and/or Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to the Company, dated the Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit E.

                  5.9 Purchased Shares. The Company shall be prepared to deliver to the Purchasers certificates in definitive form representing the number of Purchased Shares set forth opposite such Purchaser's name on Schedule 2.1 hereto, registered in the name of such Purchaser, as applicable.

                  5.10 Consents and Approvals. The Company shall have provided the Purchasers with evidence, in form and substance reasonably satisfactory to the Purchasers, that (a) each consent, exemption, authorization and notice set forth on Schedule 5.10 has been obtained or made, or that the requirement for such action has been, to the extent permitted by Applicable Law, waived, and (b) all applicable waiting periods shall have expired (or early termination of such waiting periods shall have been obtained).

                  5.11 No Material Judgment or Order. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, in the judgment of the Purchasers, (a) prohibit or restrict (i) the purchase of the Purchased Shares or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Purchasers to any penalty or onerous condition under or pursuant to any Requirement of Law if the Purchased Shares were to be purchased hereunder, or (c) restrict the operation of the business of the Company as conducted on the date hereof in a manner that would have a material adverse effect on the Condition of the Company.

                  5.12 No Litigation. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company which would, if adversely determined, (a) have a material adverse effect on the Condition of the Company or (b) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or each of the other Transaction Documents.

                  5.13 Incorporation of the Company. The Purchasers shall have received copies of all documents, in form and substance satisfactory to the Purchasers, evidencing the incorporation of the Company and the succession of the Company to the business of Priceline LLC.


                  5.14 Chief Executive Officer. The Company shall have recruited and hired a new chief executive officer (the "Chief Executive Officer"), the choice and terms and conditions of which appointment shall be reasonably acceptable to the Purchasers, subject to the execution of a definitive employment agreement.

                  5.15 Side Agreement. PriceLine Travel and Jay Walker (the "Side Parties") shall have executed a side agreement (the "Side Agreement") pursuant to which:

                           (a) The Side Parties shall agree to cause PriceLine Travel to become a wholly-owned subsidiary of the Company by the earlier to occur of (such date, the "Subsidiary Date"):
                                    (i) December 31, 1998, and (ii) the
                                    effective date of the Initial Public
                                    Offering;

                           (b) PriceLine Travel shall agree not to issue any equity securities or securities convertible into equity securities to any Person on or before the Subsidiary Date;

                           (c) Jay Walker shall grant a call option (the "PriceLine Travel Option") to each of the Purchasers, such option to be exercisable at any time prior to the Subsidiary Date, to purchase all of Jay Walker's interests in PriceLine Travel; and

                           (d) Jay Walker shall agree not to transfer any of his interests in PriceLine Travel prior to the Subsidiary Date.



                                   ARTICLE 6
                          CONDITIONS TO THE OBLIGATION
                            OF THE COMPANY TO CLOSE
                          -----------------------------

                  The obligation of the Company to issue and sell the Purchased Shares and the obligation of the Company to perform its other obligations hereunder, shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Closing Date:

                  6.1 Representation and Warranties. The representations and warranties of the Purchasers contained in Article 4 hereof shall be true and correct in all material respects at and on the Closing Date as if made at and on such date.


                  6.2 Compliance with this Agreement. Each of the Purchasers shall have performed and complied in all material respects with all of the agreements and conditions set forth herein that are required to be performed or complied with by such Purchaser on or before the Closing Date.

                  6.3 General Partners' Certificates. The Company shall have received a certificate from a general partner of each of GAP LP and GAP Coinvestment, in form and substance reasonably satisfactory to the Company, dated the Closing Date and signed by such general partner, certifying that (a) the representations and warranties of GAP LP or GAP Coinvestment, as the case may be, contained in Article 4 hereof are true and correct in all material respects on the Closing Date, and (b) GAP LP or GAP Coinvestment, as the case may be, has performed and complied with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by GAP LP or GAP Coinvestment, as the case may be, on or before the Closing Date.

                  6.4 Stockholders Agreement. The Purchasers shall have duly executed and delivered the Stockholders Agreement, substantially in the form attached hereto as Exhibit C.

                  6.5 Registration Rights Agreement. The Purchasers shall have duly executed and delivered the Registration Rights Agreement, substantially in the form attached hereto as Exhibit D.

                  6.6 Opinion of Purchasers' Counsel. The Company shall have received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, dated the Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit F.


                  6.7 No Material Judgment or Order. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, in the judgment of the Company, (a) prohibit or restrict (i) the sale of the Purchased Shares or (ii) the consummation of the transactions contemplated by this Agreement, or (b) subject the Company to any penalty or onerous condition under or pursuant to any Requirement of Law if the Purchased Shares were to be sold hereunder.

                  6.8 Payment of Purchase Price. Each Purchaser shall have delivered the purchase price specified in Schedule 2.1 for the purchase of the Preferred Stock.

                  6.9 Qualifications. All authorizations, approvals or permits of any Governmental Authority that are required in connection with the lawful issuance and sale of the Preferred Stock shall have been obtained and be effective as of the Closing.


                                   ARTICLE 7

                                INDEMNIFICATION
                                ---------------


                  7.1 Indemnification. Except as otherwise provided in this
Article 7, the Company (the "Indemnifying Party") agrees to indemnify, defend and hold harmless the Purchasers and their Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an "Indemnified Party") to the fullest extent permitted by law from and against any and all losses, Claims (including any Claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of one counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) or other liabilities (collectively, "Losses") resulting from, arising out of or relating to any breach of any representation or warranty, covenant or agreement by the Company in this Agreement or the other Transaction Documents, including, without limitation, any legal, administrative or other actions (including actions brought by the Purchasers or the Company or any equity holders of the Company or derivative actions brought by any Person claiming through or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement or the other Transaction Documents, the transactions contemplated hereby and thereby, or any Indemnified Party's role therein or in transactions contemplated thereby; provided, that the Indemnifying Party shall not be liable under this Section 7.1 to any Indemnified Party to the extent that it is finally judicially determined that such Losses resulted primarily from the material breach by any Indemnified Party of any representation, warranty, covenant or other agreement of an Indemnified Party contained in this Agreement; and provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Indemnifying Party shall make the maximum contribution to the payment and satisfaction of such Losses which shall be permissible under applicable laws. The amount of any payment by the Company to any Indemnified Party herewith in respect of any Loss shall be of sufficient amount to make such Indemnified Party whole, including without limitation or duplication, an amount sufficient to make up any diminution in the value of the Purchased Shares held by such Indemnified Party resulting from the payment by the Company of such indemnification payment. In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnifie Party and any third party or otherwise) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Losses in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Party.

                  7.2 Indemnification by Purchasers. Except as otherwise provided in this Article 7, each of the Purchasers, severally and not jointly (each, a "Purchaser Indemnifying Party"), agrees to indemnify, defend and hold harmless the Company, its officers, directors, agents, employees, subsidiaries and controlling persons (each, a "Purchaser Indemnified Party") to the fullest extent permitted by law from and against any and all Losses resulting from, arising out of or relating to any breach of any representation or warranty set forth in Article 4 hereto; provided, that the Purchaser Indemnifying Party shall not be liable under this Section 7.2 to the Purchaser Indemnified Party to the extent that it is finally judicially determined that such Losses resulted primarily from the material breach by such Purchaser Indemnified Party of any representation, warranty, covenant or other agreement of such Purchaser Indemnified Party contained in this Agreement; and provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Purchaser Indemnifying Party shall make the maximum contribution to the payment and satisfaction of such Losses which shall be permissible under applicable laws. The aggregate amount of indemnification payments payable to the Purchaser Indemnified Party shall not exceed the aggregate purchase price paid by such Purchaser Indemnifying Party for its Purchased Shares hereunder.

                  7.3 Seller's Limitation of Liability. (a) Anything in this Agreement to the contrary notwithstanding, the Indemnifying Party's maximum liability to any and all of the Indemnified Parties for indemnification under
Section 7.1 (except for Losses resulting from, arising out of or relating to a breach of any of the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.7(a) and 3.9) shall not exceed $20,000,000.

                  7.4 Notification. Each Indemnified Party or Purchaser Indemnified Party, as the case may be (for purposes of this Section 7.3, an "Indemnified Party"), under this Article 7 shall, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party or Purchaser Indemnifying Party, as the case may be (for purposes of this Section 7.3, an Indemnifying Party") under this
Article 7, notify the Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article 7 or
(b) under this Article 7 unless, and only to the extent that, such Indemnifying Party has been prejudiced thereby. In case any such action, claim or othe proceeding shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any action, claim or proceeding in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties. The Indemnifying Party agrees that it will not, without the prior written consent of the Purchasers, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Purchasers and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Indemnifying Party shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without the Indemnifying Party's written consent, which consent shall not be unreasonably withheld.

                  7.5 Exclusivity of Remedies. The indemnities provided in this
Article 7 shall be the exclusive remedy for breach of this Agreement by any party hereto other than equitable remedies, including in the form of injunctions and orders for specific performance.



                                   ARTICLE 8

                             AFFIRMATIVE COVENANTS
                             ---------------------



                  Until the effective date of Initial Public Offering, or earlier, as applicable, the Company hereby covenants and agrees with the Purchasers as follows:

                  8.1 Preservation of Existence. The Company shall use its reasonable commercial efforts to:

                           (a) preserve and maintain in full force and effect
its existence and good standing under the laws of its jurisdiction of formation or organization;

                           (b) preserve and maintain in full force and effect
all material rights, privileges, qualifications, applications, licenses and franchises necessary in the normal conduct of its business;

                           (c) use its best efforts to preserve its business
organization;

                           (d) file or cause to be filed in a timely manner all
reports, applications, estimates and licenses that shall be required by a Governmental Authority and that, if not timely filed, would be reasonably expected to have a material adverse effect on the Condition of the Company.

                  8.2 PriceLine Travel Reorganization. The Company shall cause PriceLine Travel to become a wholly-owned subsidiary of the Company by the earlier to occur of: (a) December 31, 1998, and (b) the effective date of the Initial Public Offering.

                  8.3 Financial Statements and Other Information. The Company shall deliver to each Purchaser, in form and substance satisfactory to such
Purchaser:

                           (a) as soon as available, but not later than ninety
 (90) days after the end of each fiscal year of the Company, a copy of the audited balance sheet of the Company as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of the Company for such fiscal year accompanied by the report of a nationally recognized independent certified public accounting firm satisfactory to the Purchasers which report shall state that such financial statements present fairly the financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis;

                           (b) commencing with the fiscal period ending on
September 30, 1998, as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited balance sheet of the Company, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by an appropriat officer of the Company as presenting fairly the financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments, the absence of a management's discussion and analysis of financial condition section and the absence of footnotes required by GAAP; and

                           (c) notwithstanding anything to the contrary set
forth herein, both before and after the effective date of an Initial Public Offering as promptly as practicable, but not later than five (5) days after a request by such Purchaser, a certificate signed by the Chief Executive Officer of the Company that the Company is not a "foreign person" within the meaning of
Section 1445 of the Code.

                  8.4 Annual Budget. Not less than forty-five (45) days prior to the end of each fiscal year, the Company shall prepare and submit to its Board of Directors for its approval an operating budget of the Company for the next fiscal year.


                  8.5 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issue or delivery upon conversion of the Purchased Shares as provided in the Certificate of Incorporation, the maximum number of shares of Common Stock that may be issuable or deliverable upon such conversion or exchange. Such shares of Common Stock are duly authorized and, when issued or delivered in accordance with the

Certificate of Incorporation and against payment therefor, shall be validly issued, fully paid and non-assessable. The Company shall issue such shares of Common Stock in accordance with the terms of the Certificate of Incorporation and otherwise comply with the terms hereof and thereof.

                  8.6 Insurance. The Company shall use reasonable best efforts to maintain insurance with insurance companies or associations with a rating of "A" or better as established by Best's Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use) in such amounts and covering such risks as are usually and customarily carried with respect to similar businesses according to their respective locations.

                  8.7 Books and Records. The Company shall keep proper books of record and account, in accordance with GAAP consistently applied.

                  8.8 Back-Ups of Computer Software. The Company shall make back-ups of all material computer software programs and databases and shall maintain such software programs and databases at a secure off-site location.

                  8.9 Personnel and Assets. The Company shall within 60 days of the Closing cause WDC to transfer title to the Company of all assets presently owned by WDC that are used primarily by the Company.


                  8.10 Breitenbach Agreement. The Company agrees that, notwithstanding any obligation pursuant to the Breitenbach Agreement, it shall not grant an option to Paul Breitenbach to purchase 10% of a business unit of the Company.


                  8.11 Stock Option Plan. The Company agrees and covenants to the Purchasers that within 20 days of the date hereof, the Company shall have amended Section 3(a) of its stock option plan, the priceline.com LLC 1997 Omnibus Plan, which is attached as Exhibit B to Schedule 3.7(a) (the "Omnibus Plan"), to reduce the maximum number of shares of Common Stock reserved for issuance thereunder from 18,000,000 to 14,000,000. If such amendment is not effected within such time period, the shares of Common Stock reserved for issuance under the Omnibus Plan in excess of 14,000,000 shall be immediately treated as Excess Option Shares for purposes of Section 2.4 hereunder, and the Company shall pay to the Purchasers on the 21st day after the date hereof the Reimbursement Amounts with respect to such Excess Option Shares.

                                    ARTICLE 9

                                  MISCELLANEOUS
                                  -------------

                  9.1 Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchasers or acceptance of the Purchased Shares, until 60 days after receipt of the Company's financial statements for the year ended December 31, 1999, and at the end of such period, such representations and warranties and related indemnification rights and obligations with respec thereto shall expire; provided, however, that the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.7(a) and 3.9 shall survive without any expiration and Section
3.12 shall survive until the expiration of the applicable statute of limitations.

                  9.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:


                           (a)      if to the Company, to:

                                    priceline.com Incorporated
                                    4 High Ridge Park
                                    Stamford, CT 06905
                                    Telecopy:     (203) 595-8344
                                    Attention:    Mr. Paul E. Francis

                                    with a copy to:

                                    Cummings & Lockwood
                                    Four Stamford Plaza
                                    P.O. Box 120
                                    Stamford, CT 06904
                                    Telecopy:     (203) 351-4299
                                    Attention:    Melissa M. Taub, Esq.

                                    and to:

                                   Skadden, Arps, Slate, Meagher, & Flom, L.L.P. One Rodney Square
                                   Wilmington, DE  19801
                                   Telecopy:        (302) 651-3001
                                   Attention:       Patricia Moran Chuff, Esq.

                           (b)     if to GAP LP or GAP Coinvestment, to:

                                   c/o General Atlantic Service Corporation
                                   3 Pickwick Plaza
                                   Greenwich, Connecticut 06830
                                   Telecopy:     (203) 622-4098
                                   Attention:    William E. Ford
                                                 David A. Rosenstein, Esq.

                                   with a copy to:

                                   Paul, Weiss, Rifkind, Wharton & Garrison
                                   1285 Avenue of the Americas
                                   New York, New York 10019-6064
                                   Telecopy:        (212) 757-3990
                                   Attention:       Matthew Nimetz, Esq.

                  All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.


                  9.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, each of the Purchasers may assign any of its rights under any of the Transaction Documents to any of its Affiliates. The Company may not assign any of its rights under this Agreement without the written consent of the Purchasers. Except as provided in Article 7, n Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

                  9.4      Amendment and Waiver.

                  (a No failure or delay on the part of the Company, or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company and the Purchasers at law, in equity or otherwise.

                  (b Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchasers from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by the Company and the Purchasers.

                  9.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  9.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF ANY JURISDICTION.


                  9.8 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

                  9.9 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, the Confidentiality Agreement with respect to the transactions contemplated hereby, and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  9.10 Fees. Upon the Closing, the Company shall reimburse the Purchasers for their fees, disbursements and other charges of counsel incurred in connection with the transactions contemplated by this Agreement, provided that the amount of such reimbursement shall not exceed $50,000.

                  9.11 Publicity. Except as may be required by applicable Requirement of Law, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto (which approval shall not be unreasonably withheld); provided, however, that nothing in this Agreement shall restrict any Purchaser from disclosing information (a) that is alread publicly available and (b) to its attorneys, accountants, consultants and other advisors to the extent necessary to obtain their services in connection with such Purchaser's investment in the Company. After the Closing, GAP LLC may disclose on its worldwide web page, www.gapartners.com, the name of the Company, its address, the identity of the Chief Executive Officer, a description of the Company's business and the aggregate dollar amount invested by the Purchasers in the Company. If any announcement is required by law to be made by any party hereto concerning this Agreement or the transactions contemplated hereby, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

                  9.12 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person, and otherwise fulfilling, or causing the fulfillment of, the conditions to Closing set forth in Articles 5 and 6) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement and to consummate and make effective as promptly as possible the transactions contemplated by this Agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed and delivered by their respective officers hereunto duly authorized on the date first above written.


                                 PRICELINE.COM INCORPORATED


                                 By:
                                    --------------------------------------
                                       Name:
                                       Title:


                                 GENERAL ATLANTIC PARTNERS 48, L.P.

                                       By:   GENERAL ATLANTIC PARTNERS, LLC,
                                       its General Partner

                                       By:
                                          --------------------------------
                                              Name:
                                              Title:


                                 GAP COINVESTMENT PARTNERS, L.P.


                                 By:
                                    --------------------------------------
                                       Name:
                                       Title:

                                                                    Schedule 2.1
                                                                    ------------


                       Purchased Shares and Purchase Price
                       -----------------------------------







   Purchaser                               Purchased Shares       Purchase Price

GAP LP                                          15,214,042           $17,600,000

GAP Coinvestment                                 2,074,642           $ 2,400,000

Total:                                          17,288,684           $20,000,000

